UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 18, 2013

Greenworld Development, Inc.
(Exact name of registrant as Specified in its charter)

Nevada	000-26703	98-0206030
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Identification No.)

 2101 Vista Parkway, Suite 292
West Palm Beach, FL 33411
(Address of principal executive offices) (Zip Code)

ISSUER’S TELEPHONE NUMBER: (561) 228-6148

Item 2.01 Completion of acquisition or disposition of assets

On December 7, 2012 the Registrant, through its wholly owned subsidiary, Greenworld International Resources, LTD,  entered into a Share Purchase Agreement relating to the Purchase of Shares in 4Front Contracts Management Ltd (“4Front”).  The Agreement was between the Registrant and Hugh Daly and Niall Shanahan, who own 100% of 4Front Contracts Management Ltd.  Pursuant to that Agreement, the Registrant will issue 4,500,000 of its common stock in exchange for 100% of ownership interest in 4Front and pay €400,000 which payment is contingent upon the Registrant completing a capital raise of no less than $10,000,000.  4Front is a corporation organized under the laws of the Republic of Ireland and it is business its project management with a team of experienced engineers providing the necessary skill base for the management role of the Company’s pipeline.  4Fronts has historical annual revenues of approximately €1,500,000.

On December 21, 2012, the Registrant, through its wholly owned subsidiary, Greenworld International Resources, LTD, entered into a Share Exchange Agreement for the purchase of 76% of Waste 2 Renewable Limited (“W2R”).  That Agreement was between the Registrant and its shareholders to wit: Alex Robert Graham Matthias, David John Collett, Philip Anthony Boaler, Michael Kenneth Gordon, Richard Malcolm Lindley, Simon James Barnes and James Frederick Finlay Campbell.  In exchange for their interest in W2R the Registrant has agreed to issue 3,126,400 shares of its restricted common stock and pay GB £100,000 which payment is contingent upon the Registrant completing a capital raise of no less than $10,000,000.  W2R is a corporation organized under the laws of England & Wales and holds the waste management license of waste tires for the Warsop, Nottinghamshire Waste Plant.  In addition, the Registrant acquired the option to purchase the land associated with that location which grosses 2.5 acres.

It is anticipated that both agreements will close in February 2013.

Item 9.01 Financial Statements and Exhibits

(a)  Share Exchange Agreement for the purchase of Shares in Waste 2 Renewable Limited.
(b)  Share Purchase Agreement relating to the Purchase of Shares in 4Front Contracts Management Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenworld Development, Inc. (Registrant)

	By:	/s/ Leo J. Heinl
Leo J. Heinl, CEO

Dated: February 18, 2013